Exhibit 99.1

Bionik Laboratories Reports 2015 Second Quarter Financial Results and Provides Business Update

- Company has sufficient capital to advance its lead product, ARKE™, the most comprehensive lower body exoskeleton, through pre-clinical verification and clinical validation milestones -

Toronto, ON – August 17, 2015 – Bionik Laboratories Corp. (OTCBB: BNKL), a pioneering medical device and robotics company developing technologies and solutions for individuals with neurological disorders (“Bionik” or the "Company"), announced today its financial results for the quarter ended June 30, 2015.

The Company also provided an update on its corporate strategy and the advancement of its primary product, ARKE™, the most comprehensive lower body exoskeleton that offers paraplegics and other wheelchair users the ability to rehabilitate through walking and other motion.

Peter Bloch, CEO of Bionik, stated, “The first half of 2015 has been instrumental in solidifying the foundation we needed to begin to execute on our strategic plan to become a premier robotics and medical device company. Most importantly, as a public company we were able to successfully access the capital markets and secure the necessary funding which will enable us to make significant progress on our product development and growth strategy.”

Recent Corporate Highlights

•	Successfully completed a private placement equity financing with gross proceeds of approximately US$13.1 million;
•	Commenced trading as a public company under ticker symbol BNKL;
•	Appointed independent directors Robert J. Hariri, M.D., Ph.D., a surgeon, biomedical scientist and highly successful serial entrepreneur in biomedicine and aerospace, and Marc Mathieu, a seasoned corporate executive with expertise in developing and implementing global consumer and mobile technology marketing strategies, to the Company’s Board;
•	Continued to progress the development strategy for ARKE, including preparatory regulatory work required to obtain approvals in major markets and preparations to initiate clinical testing in rehabilitation centers of excellence in Canada;
•	Bionik management was invited to present at United Nations 70th Anniversary Celebration; and
•	Completed modeling and system design, software and electrical hardware design, graphical user interface (GUI) and firmware communication development for ARKE.

Mr. Bloch continued, “For the remainder of this year and heading into 2016, we expect a great deal of positive momentum as we initiate the necessary verification testing for ARKE and the launch of our rehabilitation clinical validation program. We believe our patented ARKE exoskeleton has the potential to transform the future for mobility impaired patients.”

“Moving forward, the Bionik team will continue to focus on our goal to provide individuals with restricted mobility an improvement in overall health, comfort, accessibility, and quality of life through the commercialization of our proprietary products. This will begin with our core product ARKE, and ultimately though other synergistic solutions as we actively seek to expand our product portfolio,” concluded Mr. Bloch.

Expected Near-Term Milestones

•	Complete ARKE pre-clinical verification testing in early 2016;
•	Initiate clinical validation studies for the ARKE GEN2 during the last quarter of 2015 and expect to report initial findings from studies by mid-2016;
•	Expect to file for regulatory approvals with Health Canada, the European Medicines Agency at the end of 2016 and the U.S. Food and Drug Administration in the second half of 2017;
•	Pursue a rigorous intellectual property expansion strategy to establish a strong patent portfolio for the Company’s proprietary robotic and technological innovations; and
•	Continue to expand and develop a robust product portfolio through in-house research and development and by acquiring and licensing synergistic products and technologies.

Summary of Financial Results for Second Quarter 2015

For the quarter ended June 30, 2015, the Company reported a net loss of $2,418,910 (about half, or $1,297,558 was attributable to a non-cash expense related to the Black Sholes valuation of stock options), and a net loss per diluted share of $(0.04), compared to a net loss of $630,689, or a net loss per diluted share, of $(0.01) for the quarter ended June 30, 2014. The increase in the net loss for the quarter ended June 30, 2015 is attributable to ongoing research and development activities and regulatory filings related to ARKE and the costs associated with establishing a public company. The Company ended the quarter with $9,078,216 of cash and cash equivalents.

About Bionik Laboratories

Bionik Laboratories (OTCBB: BNKL) is a pioneering medical device and robotics company with a focus in developing transformational technologies and solutions for individuals with neurological disorders. The Bionik team has researched, developed and tested its primary product, The ARKE™, a robotic lower-body exoskeleton device that allows paraplegics and as well as other wheelchair users the ability to rehabilitate through walking and other motion. Bionik successfully raised approximately US$13.1 million which enables the company to rapidly advance a robust product development and growth strategy. For more information, please visit www.bioniklabs.com.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements may include, without limitation, statements regarding (i) the plans and objectives of management for future operations, including plans or objectives relating to the design, development and commercialization of human exoskeletons, (ii) a projection of income (including income/loss), earnings (including earnings/loss) per share, capital expenditures, dividends, capital structure or other financial items, (iii) the Company's future financial performance and (iv) the assumptions underlying or relating to any statement described in points (i), (ii) or (iii) above. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the significant length of time and resources associated with the development of our products and related insufficient cash flows and resulting illiquidity, the Company's inability to expand the Company's business, significant government regulation of medical devices and the healthcare industry, lack of product diversification, volatility in the price of the Company's raw materials, existing or increased competition, results of arbitration and litigation, stock volatility and illiquidity, the Company's inability to obtain additional financing if necessary, and the Company's failure to implement the Company's business plans or strategies. These and other factors are identified and described in more detail in the Company's filings with the SEC. The Company does not undertake to update these forward-looking statements except as required by applicable law.

Bionik Laboratories Corp.
Condensed Consolidated Interim Balance Sheets
(Amounts expressed in US Dollars)
	As at	As at
	June 30, 2015	December 31, 2014
	(unaudited)	(audited)
	$	$
Assets
Current
Cash and cash equivalents	9,078,216	209,933
Prepaid expenses and other receivables	164,353	81,130
Due from related parties	42,151	44,986
Loan receivable	150,000	-
Total Current Assets	9,434,720	336,049
Equipment	114,544	77,922
Total Assets	9,549,264	413,971

Liabilities and Shareholders' Equity (Deficiency)
Current
Accounts payable	197,082	308,947
Accrued liabilities	33,270	155,463
Total Liabilities	230,352	464,410
Shareholders' Equity (Deficiency)
Special Voting Preferred Stock, par value $0.001; Authorized - 1; Issued and outstanding - 1 (December 31, 2014 – Nil)	-	-
Common Shares, par value $0.001; Authorized - 150,000,000 (December 31, 2014 – 200,000,000); Issued and outstanding – 22,408,313 and 50,000,000 Exchangeable Shares (December 31, 2014 – nil and 49,737,096 Exchangeable Shares)	72,408	49,737
Additional paid in capital	17,924,377	4,936,456
Deficit	(8,720,022)	(5,053,982)
Accumulated other comprehensive income	42,149	17,350
Total Shareholders' Equity (Deficiency)	9,318,912	(50,439)
Total Liabilities and Shareholders' Equity (Deficiency)	9,549,264	413,971

Condensed Consolidated Interim Statements of Operations and Comprehensive Loss
for the three and six month periods ended June 30, 2015 and 2014 (unaudited)
(Amounts expressed in U.S. Dollars)

	Three months ended	Six months ended	Three months ended	Six months ended
	June 30, 2015	June 30, 2015	June 30, 2014	June 30, 2014
	$	$	$	$

Expenses
Research and development	609,823	1,045,493	277,359	549,920
Professional and consulting fees	185,572	446,922	151,916	314,937
General and administrative	324,200	491,948	183,660	258,322
Imputed interest expense	-	-	-	30,711
Interest expense	9,963	10,363	5,094	22,269
Depreciation	17,002	27,414	11,492	22,691
Other income	(25,208)	(25,295)	(21,696)	(502,037)
Share-based compensation expense	1,297,558	1,669,195	19,748	90,286
	(2,418,910)	(3,666,040)	(627,573)	(787,099)

Net loss for the period	(2,418,910)	(3,666,040)	(627,573)	(787,099)
Foreign exchange translation adjustment for the period	-	24,799	(3,116)	(3,098)
Net loss and comprehensive loss for the period	(2,418,910)	(3,641,241)	(630,689)	(790,197)

Loss per share - basic and diluted	$(0.04)	$(0.06)	$(0.01)	$(0.02)

Weighted average number of shares outstanding – basic and diluted	68,765,736	57,773,973	46,022,905	41,390,813

Bionik Laboratories Corp. Contact:
Jenene Thomas
Jenene Thomas Communications, LLC
(908) 938-1475

jenene@jenenethomascommunications.com

SOURCE: Bionik Laboratories Corp.

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